SEPARATION AND RELEASE AGREEMENT

 THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is effective as of August 15, 2005 by and between Timothy M. Roberts (the “Employee”) and Infinium Labs, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Employee is employed as the Company’s Chief Executive Officer; and

WHEREAS, the Company and the Employee have mutually decided that the Employee will resign and receive compensation pursuant to the terms and conditions contained herein;

 NOW, THEREFORE, the Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:

1. Resignation. The Employee agrees to resign as the Company’s Chief Executive Officer effective as of the end of the day on August 15, 2005 (the “Resignation Date”). The Employee acknowledges and agrees that after the Resignation Date, he will not have the authority to represent or bind the Company or its subsidiaries as an officer or employee.

2. Termination of Employment and Options.

2.1 The Employee acknowledges and agrees that this Agreement shall serve to terminate his employment and that this Agreement sets forth all the compensation that is payable to him, effective as of the Resignation Date. The Employee will continue to receive regular salary pursuant to the Company’s normal payroll practices through the Resignation Date.

2.2 The Employee agrees that he will have until August 15, 2015 (“Expiration Date”), to exercise any vested options (“Vested Options”) that have been granted to him by the Company during the term of his employment with the Company. In addition, the Company will accelerate the vesting of ten million (10,000,000) options, with an exercise price of $0.07, granted to the Employee pursuant to his employment agreement. The Employee acknowledges and agrees that the only Vested Options that he owns as of the date of this Agreement are the above-mentioned options to purchase ten million (10,000,000) shares of the Company’s common stock at an exercise price of $0.07 per share. Such option may be exercised on a cashless-basis after 1 year if there is not an effective registration statement covering such options.

3. Severance Payments.

3.1 Severance Payment. In consideration of the covenants set forth herein, the Company agrees to pay the Employee a cash severance payment equal to $250,000 in twelve (12) equal monthly installments, commencing September 1, 2005. In addition, the Company will (i) grant, upon execution of the Agreement, the Employee an additional ten million (10,000,000) shares of its restricted common stock (par value $0.0001); (ii) maintain the Employee’s current company email address so long as the Employee remains a member of the Company’s Board of Directors; and (iii) grant the Employee piggy-back registration rights for any Company securities he may hold.

3.2 Benefits. The Company will pay for twelve (12) months of benefits coverage at Employee’s current level of participation in accordance with Consolidated Omnibus Budget Reconciliation Act (COBRA) regulations. The Company will also provide the Employee with information regarding any benefits which may be converted to individual coverage and/or coverage which includes his spouse in accordance with COBRA regulations. Employee acknowledges and agrees that he will not be entitled to any perquisites, benefits or other compensation whatsoever after the Resignation Date, except as described in this Agreement.

3.3 Amounts Stated Before Taxes. All amounts stated in this Agreement are prior to any deduction for applicable withholding taxes and other amounts that are required to be withheld or deducted by federal and Florida law

 4. Waiver and Release. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Employee, including the payments to the Employee as described in Section 3 hereof, Employee hereby agrees that regardless of who assumes his duties, his separation of employment from the Company was not due in any way to age or any other type of discrimination or any wrongful act of the Company, and Employee and his Releasors do hereby voluntarily and fully release and forever discharge the Company from any and all claims, demands, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Employee had, now has or may hereinafter have from the beginning of the world to the date of this Agreement, including, without limitation, all claims and all rights which the Employee may have under Title VII of the Civil Rights Act of 1964; the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967; the Employee Retirement Security Act 42 U.S.C. § 1981; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family Medical Leave Act of 1993; the Equal Pay Act; the Fair Labor Standards Act; the Sarasota County Equal Opportunity Ordinance, any federal or state whistleblower acts and any and all other federal, state and local laws and statutes which regulate employment; and the laws of contracts, tort and other subjects. (The Employee agrees that the forgoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the Employee to fully and completely release all claims whatsoever in any way relating to the Employee’s employment with the Company and to the termination of such employment.)

 5. No Admission of Liability. For purposes of paragraph 4, “Releasors” shall mean, collectively, the spouse of the Employee and the Employee’s dependents, heirs, executors administrators and assigns, past and present and each of them and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, successors, assigns and all persons acting by, through, under or in connection with them, past and present. Execution of this Agreement and payment of the payments specified in Section 3 of this Agreement does not constitute an admission by the Company of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Agreement expresses the intention of the parties to resolve all issues and other claims related to or arising out of Employee’s employment by the Company without the time and expense of litigation.

6. Attorneys Fees. In the event either party files any action or suit regarding any of the terms of this Agreement or in relation to, or involving, Employee’s employment by Company, then the prevailing party shall be entitled to recover upon final judgment on the merits its or his reasonable attorney’s fees and court costs (including, without limitation, appellate attorney’s fees and court costs) incurred in bringing such action and all costs or expenses, including, without limitation, attorney’s fees and court costs, incurred in collecting any judgment.

7. Indemnification and Hold Harmless Provision. Company hereby agrees to indemnify Employee, his heirs, successors, and assigns and hold Employee harmless from any and all liabilities, obligations, collateralizations, personal guarantees, expenses, fees, and costs (including attorney’s and professional fees) of every kind, nature, and description, which now exist or may exist now or hereafter with respect to Employee’s activities, duties, or responsibilities as Chief Executive Officer of Company, or any subsequent position, or in relation to any of Company’s subsidiaries, affiliates, or related entities. Such indemnification and hold harmless benefits shall be payable by Company whenever incurred by Employee so long as such costs or expenses relate to or arise from such activities, duties, and responsibilities of Employee and shall not be in any way be dependent upon Employee’s employment with Company. Furthermore, any indemnification agreements already entered into between and among Company and Employee shall remain in force.

In the event Employee is made a party to a lawsuit or is involved in a legal proceeding in any manner (including by subpoena or as a witness), which relates directly or indirectly to Company or the Employee’s performance of his duties under this Agreement, in which Employee in his sole discretion believes that it is in his best interest to retain independent legal and other professional counsel, Company shall be obligated to pay all professional fees, costs, and expenses so incurred within 30 days of a notice provided by Employee advising of his selection of counsel.

8.  No Complaints or Litigation. The Employee represents and warrants that he has not filed against the Company or any of its subsidiaries or affiliates any complaints, charges or law suits arising out of his employment by the Company, or any other matter arising on or prior to the date hereof. The Employee covenants and agrees that he has completely and fully released the Company from any and all liability, as set forth in Section 4 of this Agreement.

9. Governing Law. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employee’s resignation from employment with the Company. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged. Headings are for convenience only and should not be used in interpreting this Agreement.

10. Non Disparaging Remarks. The Employee agrees that he will not directly or indirectly, individually or in concert with others, (i) disparage, interfere with or attempt to interfere with, the Company’s reputation, goodwill, services, business and/or the Company’s stockholders, directors, officers, employees, agents, representatives and any affiliates or (ii) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future Company employees, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company, its reputation, goodwill, services, business and/or stockholders, directors, officers, employees, agents, representatives and its affiliates.

11. Omitted

12. Future Cooperation. The Employee agrees to cooperate fully with the Company in connection with any matter or event relating to his employment or events that occurred during his employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against the Company, including, but not limited to any claims or actions against its officers, directors and employees. The Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, after reasonable notice to meet with the Company regarding matters in which the Employee was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discover or trial); to provide affidavits; to assist with any audits or reviews of the Company’s financial statements; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this Section 10. Hotel room and airfare costs shall be born by the company in advance of any such travel. The Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Company, the Employee shall promptly notify an executive officer of the Company in writing.

 13. Effect of Settlement, Interpretation and Schedules. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. All Schedules identified in this Agreement (Schedule 2.3, Schedule 3.1 and Schedule 6) are incorporated herein by reference and made a part hereof.

14. Enforcement.

14.1 The Employee agrees that the Company, its subsidiaries and affiliated parties, would be damaged irreparably in the event that any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Employee agrees that he will submit himself to the personal jurisdiction of the courts of the State of Florida in Sarasota County or any other applicable court in any action by the Company.

14.2  The Employee acknowledges and agrees that in the event that he breaches any of the provisions of this Agreement or has made any false representations to the Company, the Company will be entitled to apply for and receive an injunction to restrain any violation of this Agreement and the foregoing shall not affect the validity of this Agreement and such relief does not constitute in any way a penalty or forfeiture.

15. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

/s/ Timothy M. Roberts
Timothy M. Roberts
Chief Executive Officer

Executed on August 15, 2005

Infinium Labs, Inc.

/s/ Richard Angelotti
Richard Angelotti
Director

Executed on August 15, 2005